Exhibit 99.1

News Release

For Immediate Release 11/22/06

Company contacts:

T. Paul Bulmahn, Chairman and President

Albert L. Reese Jr., Chief Financial Officer

713-622-3311 www.atpog.com

ATP Reduces Overall Cost of Capital Below 10%, Redeems Preferred Shares and Expands Credit Facility

HOUSTON – November 22, 2006 – (Business Wire) – ATP Oil & Gas Corporation (NASDAQ: ATPG) today announced that it has reached agreement to redeem all of its outstanding Series A 13.5% and Series B 12.5% Preferred Shares resulting in a net annual cost savings of approximately $19.3 million for 2007. The company has replaced this capital by expanding its first lien term loan by $375.0 million, adding a new $50.0 million revolving line of credit and adding a new second lien facility of $175.0 million. Key advantages of the transaction are as follows:

•	reduces the overall cost of capital (the blended cost of the preferred dividend and interest rate) from 11.5% to 9.5%;

•	eliminates the 13.5% and 12.5% dividend rate by redeeming all of the preferred shares;

•	adds a net $155.5 million to the treasury of the company;

•	amends covenants and adds a revolver to the credit facility to provide additional flexibility to ATP.

Subsequent to the closing, ATP has first lien debt of $898.7 million at a rate of LIBOR + 3.5% with a maturity of April 14, 2010, an additional $50.0 million revolving facility with a rate of LIBOR + 3.5% with a maturity of October 14, 2009, and a new second lien tranche of $175.0 million at a rate of LIBOR + 4.75% with a maturity of April 14, 2010. The collateral package for these facilities is similar to the previous first lien facility. ATP expects to incur in the fourth quarter of 2006 a noncash charge of approximately $27.9 million relating to capitalized costs of the previous first lien facility and approximately $9.3 million of costs relating to calling and retiring all of the preferred shares.

T. Paul Bulmahn, ATP’s Chairman and President said, “Reducing our cost of capital was paramount in this transaction. This year, we executed the next steps of our business plan that expanded ATP production by 321% since third quarter of 2005. Continued production growth is expected to accelerate into 2007 to over 300 MMcfe per day. We have now executed another step in our financial plan to bring added value to our shareholders with an overall cost of capital below 10%. The reception of the investment community to our transaction reflects their continued confidence in the company as participation was well over-subscribed.”

Credit Suisse Securities (USA) LLC acted as lead arranger for the financing. Also participating in the transaction was Bayerische Hypo-und Vereinsbank AG.

ATP Oil & Gas Corporation	4600 Post Oak Place	Suite 200	Houston, TX 77027	www.atpog.com

About ATP Oil & Gas

ATP Oil & Gas is an international offshore oil and gas development and production company with operations in the Gulf of Mexico and the North Sea. The company trades publicly as ATPG on the NASDAQ Global Select Market.

Forward-looking Statements

Certain statements included in this news release are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. ATP cautions that assumptions, expectations, projections, intentions, or beliefs about future events may, and often do, vary from actual results and the differences can be material. Some of the key factors which could cause actual results to vary from those ATP expects include changes in natural gas and oil prices, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as our ability to access them, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting our business. More information about the risks and uncertainties relating to ATP’s forward-looking statements are found in our SEC filings.

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ATP Oil & Gas Corporation	4600 Post Oak Place	Suite 200	Houston, TX 77027	www.atpog.com